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                                                                    Exhibit 99.1

For more information, contact:

Inna Vyadro                                Paul Brauneis

Director of Investor Relations             Chief Financial Officer

Avici Systems                              Avici Systems

978-964-2000                               978-964-2000

ivyadro@avici.com                          pbrauneis@avici.com
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                  AVICI SYSTEMS ADOPTS SHAREHOLDER RIGHTS PLAN

     North Billerica, MA, December 6, 2001--- Avici Systems (Nasdaq: AVCI), a leading provider of scalable and reliable core routing solutions for the Internet, today announced that its Board of Directors has adopted a shareholder rights plan to help protect investors against potential unsolicited takeover attempts that are coercive or unfair. The plan was not adopted in response to any specific effort to acquire control of the Company.

     "The implementation of a shareholder rights plan will enable the Board of Directors, on behalf of its shareholders, to maximize long-term shareholder value by providing a vehicle in which the Board is actively involved in negotiating potential takeover situations" explained Steve Kaufman, the Company's president and CEO. "The time and flexibility provided by a rights plan is essential to obtaining the best potential return for shareholders."

     Under the plan, Series A Junior Participating Preferred Stock purchase rights will be distributed as of close of business on December 17, 2001. Each right will initially entitle shareholders to purchase a fractional share of the Company's preferred stock for $40.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon occurrence of these events, unless redeemed, the rights will become immediately exercisable by holders other than the unsolicited third party acquirer for common shares of the Company or of the third party acquirer having a value of twice the rights' then current exercise price.

     A summary of the rights containing additional details on the plan will be mailed to shareholders of record on or shortly after December 17, 2001. The rights will expire on December 5, 2011 unless earlier redeemed or exchanged. The initial distribution of rights is not taxable to shareholders.

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About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici's family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company's routing systems provide new IP solutions to some of the world's leading service providers. For more information, please visit us at www.avici.com.

This release contains information about Avici's future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word "will", "expected" and other similar expressions are intended to identify such forward looking statements.

Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici's filings with the Securities and Exchange Commission.


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